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                              EXHIBIT 3(a)(1)

                       AMENDED ARTICLES OF INCORPORATION

                                      OF

                              SYMIX SYSTEMS, INC.


          FIRST:    The name of the corporation shall be Symix Systems, Inc.

          SECOND:   The place in Ohio where the principal office of the
corporation is to be located is in the City of Columbus, County of Franklin.

          THIRD:    The purpose for which the corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98 of the Ohio Revised Code.

          FOURTH:   The authorized number of shares of the corporation shall be
6,000,000, of which 5,000,000 shares shall be common shares, each without par value, and l,000,000 shares shall be preferred shares, each without par value.

          Each outstanding common share and each outstanding preferred share shall entitle the holder thereof to one vote on each matter properly submitted to the shareholders for their vote, consent, waiver, release or other action.
No shareholder of the corporation shall have, as a matter of right, the right to cumulate his voting power.

          The directors of the corporation may adopt an amendment to the articles in respect of any unissued or treasury shares of any class and thereby fix or change: the division of such shares into series and the designation and authorized number of shares of each series; the dividend or distribution rate; the dates of payment of dividends or distributions and the dates from which

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they are cumulative; liquidation price; redemption rights and price; sinking fund requirements; conversion rights; and restrictions on the issuance of shares of any class or series.

           FIFTH:    The directors of the corporation shall have the power to
cause the corporation from time to time and at any time to purchase, hold, sell, transfer or otherwise deal with (A) shares of any class or series issued by it, (B) any security or other obligation of the corporation which may confer upon the holder thereof the right to convert the same into shares of any class or series authorized by the articles of incorporation, and (C) any security or other obligation which may confer upon the holder thereof the right to purchase shares of any class or series authorized by the articles of incorporation. The corporation shall have the right to repurchase, if and when any shareholder desires to sell, or on the happening of any event is required to sell, shares of any class or series issued by the corporation. The authority granted in this Article Fifth of these articles shall not limit the plenary authority of the directors to purchase, hold, sell, transfer or otherwise deal with shares of any class or series, securities, or other obligations issued by the corporation or authorized by its articles.

           SIXTH:    A director or officer of the corporation shall not be
disqualified by his office from dealing or contracting with the corporation as vendor, purchaser, employee, agent or otherwise. No contract or transaction shall be void or voidable with respect to the corporation for the reason that it is between the corporation and one or more of its directors or officers, or between the corporation and any other person in which one or more of its directors or officers are directors, trustees or officers, or have a financial or personal interest, or for the reason that one or more interested directors or officers participated in or voted at the meeting of the directors or a committee thereof which authorized such contract or transaction, if in any such case (A) the material facts as to the relationship or interest of such director, officer or other person and as to

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the contract or transaction are disclosed or are known to the directors or the committee, or such members thereof as shall be present at any meeting at which action upon any such contract or transaction shall be taken, and the directors or committee, in good faith reasonably justified by such facts, authorized the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; or (B) the material facts as to the relationship or interest of such director, officer or other person and as to the contract or transaction are disclosed or known to the shareholders entitled to vote thereon and the contract or transaction is specifically approved at a meeting of the shareholders held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation held by persons not interested in the contract or transaction; or (C) the contract or transaction is fair as to the corporation as of the time it is authorized or approved by the directors, a committee thereof, or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at any meeting of the directors, or of a committee thereof, which authorizes the contract or transaction.

           SEVENTH: No shareholder of the corporation shall have, as a matter or right, the pre-emptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such share.

           EIGHTH:   Section 1701.831 of the Ohio Revised Code does not apply
to control share acquisitions of the corporation.

           NINTH:    Chapter 1704. of the Ohio Revised Code does not apply to
the corporation.


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           TENTH:    These Amended Articles supersede the Second Amended
Articles of Micro Manufacturing Systems, Inc. existing at the effective date of these Amended Articles.















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